UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 8, 2005

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(Address of principal executive offices)(Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “SAFLINK” refer to SAFLINK Corporation, a Delaware corporation, and its subsidiaries.

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2005, we entered into a securities purchase agreement with accredited institutional investors pursuant to which we raised $15 million through a private placement of shares of our common stock. In connection with the financing, we issued an aggregate of 8,823,530 shares of our common stock at a price per share of $1.70. We also issued to the purchasers warrants to purchase up to 2,647,059 additional shares of our common stock. The warrants have an exercise price of $2.50 per share and expire on June 8, 2010.

The placement agent for the financing was Rodman & Renshaw, LLC. Under the terms of our engagement agreement, we agreed to pay Rodman & Renshaw a cash fee equal to six percent of the aggregate proceeds raised and to issue a warrant to purchase up to 529,412 shares of our common stock at an exercise price of $2.50 per share for services rendered as placement agent.

In connection with the financing, we have agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the resale of the shares of common stock issued in the financing and the shares of common stock underlying the warrants. We also granted a right of first refusal to investors to purchase their pro rata portion of up to 50% of securities issued by us to third parties for a period of 15 months following the closing of the financing, subject to certain excluded transactions described in the securities purchase agreement.

A complete copy of the form of warrant, the securities purchase agreement, the registration rights agreement, the placement agent agreement and our press release related to the financing, are attached hereto as Exhibits 4.1, 10.1, 10.2, 10.3 and 99.1, respectively, and are incorporated herein by reference.

On June 10, 2005, we entered into a consulting agreement with Campbell, Cilluffo & Furlow, LLC. Frank J. Cilluffo, a member of our board of directors, is a principal of Campbell, Cilluffo & Furlow. The agreement provides that Campbell, Cilluffo & Furlow will provide consulting services to us to assist in the development of long-term and short-term marketing and business strategies. We have agreed to pay the firm an initial retainer of $10,000 and a consulting fee of $10,000 per month for the length of the agreement. We have also agreed to reimburse the firm for its reasonable expenses incurred in providing services to us, and to negotiate an appropriate success fee in the event that the firm facilitates the successful teaming of us with another company to our benefit. In addition, we granted non-statutory options to purchase 10,000 shares of our common stock under our 2000 stock incentive plan to each of the three principals of the firm, including to Mr. Cilluffo. The options have an exercise price of $1.79 per share, have a ten-year term and become exercisable in six equal monthly installments following the date of grant unless the agreement is terminated prior to such time. The agreement commenced as of June 10, 2005, and continues through December 10, 2005, unless either party terminates the agreement upon 30 days’ advance written notice or the term is extended by mutual agreement.

Item 3.02 Unregistered Sales of Equity Securities

In connection with our June 8, 2005 private placement described in Item 1.01 above, we issued 8,823,530 shares of our common stock and warrants to purchase up to 2,647,059 additional shares of our common stock to accredited institutional investors. We also issued a warrant to purchase up to 529,412 shares of our common stock to the placement agent in the financing. The shares of common stock and the warrants were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

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Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
4.1	Form of Warrant

10.1	Securities Purchase Agreement, dated as of June 8, 2005, by and among SAFLINK Corporation and the Purchasers

10.2	Registration Rights Agreement, dated as of June 8, 2005, by and among SAFLINK Corporation and the Purchasers

10.3	Placement Agent Agreement, dated as of June 7, 2005, between SAFLINK Corporation and Rodman & Renshaw, LLC

99.1	Press release of SAFLINK Corporation, dated June 8, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

Dated: June 13, 2005	By:	/s/ Jon C. Engman
	Name:	Jon C. Engman
	Title:	Chief Financial Officer

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